Exhibit 99.1

MARCH 23, 2015

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM PARTNERS, LP AGREES TO ACQUIRE VICTORIA EXPRESS PIPELINE IN DROPDOWN TRANSACTION FROM DEVON ENERGY

Acquisition of pipeline, truck terminal, and storage assets will create strategic footprint in the prolific Eagle Ford Shale

DALLAS, MARCH 23, 2015 — EnLink Midstream Partners, LP (NYSE: ENLK) (“EnLink” or the “Partnership”) today announced that it has entered into an agreement to acquire the Victoria Express Pipeline and related truck terminal and storage assets (“VEX”) from Devon Energy Corporation (NYSE: DVN). Total consideration for the transaction is approximately $210-$220 million, including approximately $171 million in cash, approximately 338,000 of the Partnership’s common units and EnLink’s assumption of approximately $30-$40 million in certain construction costs to expand the system to full capacity, subject to adjustments. The transaction, which is expected to close on or about April 1, 2015, subject to the satisfaction of certain conditions, is expected to be immediately accretive to the Partnership.

“We continue to make significant progress executing on our growth plan,” said Barry E. Davis, EnLink President and Chief Executive Officer. “This transaction marks the first dropdown from Devon to EnLink, and we expect transactions like this to play a significant role in our future growth. These assets will give EnLink a tremendous growth platform in the Eagle Ford Shale. We look forward to providing high-quality midstream services to producers and marketers in the Eagle Ford area.”

The VEX assets include a 56-mile multi-grade crude oil pipeline, as well as the pipeline’s destination facilities at the Port of Victoria, including an eight-bay truck unloading terminal, 200,000 barrels of above ground storage, of which 50,000 barrels are under construction, and rights to barge loading docks. Also included in the transaction are facilities near the origin of the pipeline that are currently under construction, including an eight-bay truck unloading terminal and 160,000 barrels of above-ground storage (the “Cuero Facilities”). The Cuero Facilities are expected to be operational in the second half of 2015.

The VEX pipeline, which became operational in the third quarter of 2014, currently transports condensate from DeWitt County to the Port of Victoria on the mid-coast of Texas. The pipeline’s current capacity is approximately 50,000 barrels per day (bpd) and, following commencement of operations of the Cuero Facilities, will operate as a batched system designed to segregate up to three different products, including processed condensate deemed eligible for export, unprocessed condensate, and crude oil. The approximately $30 - $40 million of additional capital EnLink will invest in 2015 includes the costs of construction being assumed by EnLink in the transaction to complete the Cuero Facilities and expand the pipeline capacity to approximately 90,000 bpd.  The total transaction consideration represents a multiple of approximately 10 times VEX’s annualized projected 2015 adjusted EBITDA.  Following the completion of the capacity expansion and anticipated volume growth in 2016, the transaction multiple is expected to decline to approximately six to eight times.

The Eagle Ford Shale represents one of Devon’s fastest growing operational areas with production of approximately 98,000 barrels of oil equivalent per day in the fourth quarter of 2014. Devon will continue to support the VEX pipeline as a committed shipper pursuant to a long-term transportation services agreement that includes a substantial minimum volume commitment.

“EnLink is a very important partner for us, and the Eagle Ford Shale continues to be strategically important to Devon,” said John Richels, Devon Energy’s President and CEO. “VEX will continue to provide opportunities to move condensate to attractive markets on the Gulf Coast. We strongly believe in the compelling strategic and financial merits of this transaction, which will benefit both companies.”

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,100 miles of gathering and transportation pipelines, 16 processing plants with 3.6 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future financial performance of the assets to be acquired, demand for our services and the underlying commodities, forecasts regarding capacity, incremental investment, project costs and timing for completing the projects described herein, as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s filings with the Securities and Exchange Commission. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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